Exhibit 10.100

Personal and Confidential

September 1, 2022

Re: Retention Bonus

Dear [NAME OF EXECUTIVE]:

On behalf of Lannett Company, Inc. (the “Company”), I am pleased to offer you the opportunity to receive a retention bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”).

1.Retention Bonus. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $[XXX,XXX] (the “Retention Bonus”) within fourteen (14) days of the Effective Date, no earlier than September 16, 2022. You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before September 16, 2023 the first anniversary of the Effective Date, you will be required to repay to the Company within [ten (10)] days of such termination 100% of the After-Tax Value of the Retention Bonus. In the event that your employment with the Company terminates for any reason other than a Qualifying Termination after the first anniversary of the Effective Date but before September 16, 2024, the second anniversary of the Effective Date, you will be required to repay to the Company within ten (10) days of such termination 67% of the bonus. In the event that your employment with the Company terminates for any reason other than a Qualifying Termination after the second anniversary of the Effective Date but prior to September 16, 2025, the third anniversary of the Effective Date, you will be required to repay to the Company within ten (10) days of such termination 33% of the Retention bonus. For the sake of clarity, you will not be required to repay any portion of the Retention Bonus if you are employed by the Company on the Completion Date which will vest on September 16, 2025 or if there is a Change of Control of the Company.
2.Definitions. For purposes of this Agreement:

“After-Tax Value of the Retention Bonus” means the aggregate amount of the Retention Bonus net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine in good faith the After-Tax Value of the Retention Bonus, which determination shall be conclusive and binding.

“Cause” means your (i) material breach of your duties and responsibilities, which is not remedied promptly after the Company gives you written notice specifying such breach, (ii) commission of a felony, (iii) commission of or engaging in any act of fraud, embezzlement, theft, a material breach of trust or any material act of dishonesty involving the Company or its subsidiaries, (iv) significant violation of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries, or (v) any other act or omission defined as “Cause” in any employment agreement or letter relating to your employment between you and the Company.

“Disability” means your inability, due to physical or mental incapacity, to perform the essential functions of your job, for two hundred seventy (270) consecutive days.

“Good Reason” means any of the following, in each case, without your consent: (i) a change in your title or any material diminution of your responsibilities or authority or the assignment of any duties inconsistent with your position, in each case, compared to what was in effect as of the Effective Date; (ii) a reduction of your annual base salary and/or target bonus as in effect on the Effective Date; or (iii) a relocation of your principal office location more than fifty (50) miles from the Company’s offices at which you are based as of the Effective Date (except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of the Effective Date). Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon any of the following: (x) your failure to provide written notice to the Company within thirty (30) days of the first occurrence of such event; (y) substantial correction of such occurrence by the Company within thirty (30) days following receipt of your written notice described in (x); or (z) your failure to actually terminate employment within the ten (10) day period following the expiration of the Company’s thirty (30)-day cure period. To the extent the definition of the term “Good Reason” herein is inconsistent with the definition of “Good Reason” set forth in any employment agreement or letter relating to your employment between you and the Company, the term of the employment agreement and/or letter, as the case may be, shall apply.

“Qualifying Termination” means the termination of your employment before the Completion Date (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability if, and only if, you execute a release substantially in the form attached as Exhibit A (the “Release”), and such Release becomes irrevocable, within 60 days of your termination, in which case the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination. For the sake of clarity, a termination of employment will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case you will be required to repay the After-Tax Value of the Retention Bonus within ten (10) days after the expiration of the 60-day period.

“Change of Control” means the occurrence of a "change in ownership of the Company," "a change in effective control of the Company," or "a change in the ownership of a substantial portion of the Company's assets," each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

3.Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
4.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

5.Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
6.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Pennsylvania, without reference to rules relating to conflicts of laws.
7.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
8.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
9.Section 409A Compliance. The intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.

Very truly yours,

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

Dated: ________________________

[NAME OF EXECUTIVE]

Signature Page to Agreement

EXHIBIT A

RELEASE OF CLAIMS

Exhibit A